Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion of, in the Current Report on Form 8-K of CalAmp Corp. and subsidiaries (collectively, the “Company”), our report dated February 4, 2013 with respect to the consolidated financial statements of Wireless Matrix Corporation.

/s/ ERNST & YOUNG LLP
Toronto, Canada	Chartered Accountants
October 29, 2013	Licensed Public Accountants